Exhibit 10.1

EXECUTION COPY

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES INC. 270 Park Avenue New York, NY 10017	CITICORP NORTH AMERICA, INC. CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013

MERRILL LYNCH CAPITAL CORPORATION MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED Four World Financial Center 250 Vesey Street New York, NY 10080

February 2, 2006

HealthSouth Corporation

One HealthSouth Parkway

Birmingham, AL 35243

Attention of John Workman, CFO

HealthSouth Corporation

$2,550,000,000 Senior Secured Credit Facilities

$1,300,000,000 Senior Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMorgan”), Citicorp North America, Inc. (“CNAI”), Citigroup Global Markets Inc. (“CGMI”), Merrill Lynch Capital Corporation (“MLCC”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch” and, together with JPMCB, JPMorgan, CNAI, CGMI and MLCC, “we” or “us”) that HealthSouth Corporation, a Delaware corporation (“HealthSouth” or “you”), wishes to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned thereto in the exhibits hereto (collectively, the “Term Sheets”)).

In connection with the foregoing, (a) each of JPMCB, CNAI and MLCC (collectively, the “Initial Lenders”) is pleased to advise you of its commitment to provide 33 1/3% of the aggregate principal amount of the Facilities, in each case to be allocated ratably among the Facilities or in such other manner as the Initial Lenders shall agree and upon the terms and conditions set forth in this Commitment Letter and in the Term Sheets. The commitments of the Initial Lenders hereunder are several and not joint.

It is agreed that (a) JPMorgan, CGMI and Merrill Lynch will act as the co-lead arrangers and joint bookrunners for the Facilities (in such capacities, the “Lead Arrangers”), (b) JPMCB will act as the sole administrative and collateral agent for the Senior Secured Facilities and (c) MLCC will act as the sole administrative agent under the Bridge Facility. You agree that, except pursuant to a mutual agreement between us and you, no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than compensation referred to in the Term Sheets or in the Fee Letters referred to below) will be paid in connection with the Facilities. It is further understood and agreed that JPMorgan will have “left” placement in all marketing materials and other documentation used in connection with the Senior Secured Facilities, and MLCC will have “left” placement in all marketing materials and other documentation used in connection with the Bridge Facility.

The Lead Arrangers intend to syndicate the Facilities to a group of financial institutions (including, without limitation, lenders under the Existing Senior Secured Credit Agreement) that, after consultation with you, will become parties to the definitive documentation for the Facilities (such financial institutions, including the Initial Lenders, being referred to herein as the “Lenders”). The Lead Arrangers intend to commence syndication efforts promptly upon your execution of this Commitment Letter, and you agree to actively assist the Lead Arrangers in completing a syndication reasonably satisfactory to the Lead Arrangers. Such assistance shall include (a) your using commercially reasonable efforts to ensure that syndication efforts benefit materially from your existing banking and other relationships, (b) direct contact between your senior management and advisors, on the one hand, and the prospective Lenders, on the other hand, (c) your hosting, with the Lead Arrangers, of one or more conference calls with or meetings of the prospective Lenders and (d) as set forth in the next paragraph, your assistance in the preparation of materials to be used in connection with the syndication (together with the Term Sheets, the “Information Materials”).

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to HealthSouth and its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to HealthSouth’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

You hereby agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable period of time prior to their intended distribution

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that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation or funding and closing memoranda), (b) notification of changes in any Facility’s terms and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials; provided that, in each case, the Lead Arrangers shall have provided you with a copy of each such document to be distributed in advance of its intended distribution. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. You hereby authorize the Lead Arrangers to distribute drafts of definitive documentation with respect to the Facilities to Private-Siders and Public-Siders.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide to the Lead Arrangers all information with respect to HealthSouth and the transactions contemplated hereby and by the Term Sheets, including all financial information and all available projections (the “Projections”), as the Lead Arrangers may reasonably request in connection with the syndication of the Facilities.

You hereby represent and covenant (and it shall be a condition to the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein) that (a) all written or formally presented information, taken as a whole, other than the Projections (the “Information”) that has been or will be made available to any of us by you or any of your representatives is or will be, when furnished (and as modified or supplemented by other written or formally presented information theretofore or contemporaneously furnished), complete and correct in all material respects and does not or will not, when furnished (and as modified or supplemented by other written or formally presented information theretofore or contemporaneously furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any of us by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time, it being recognized by the Initial Lenders that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from such projected results. You understand that in syndicating the Facilities, the Lead Arrangers will be using and relying on the Information and the Projections without independent verification thereof.

As consideration for the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein, you agree to pay the fees set forth in the Term Sheets, in the Underwriting Fee Letter and in the Administrative Fee Letters, each dated the date hereof and delivered herewith (together, the “Fee Letters”).

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The commitment of each Initial Lender hereunder and our agreements to perform the services described herein are subject to (a) there not having occurred or come to our attention since December 31, 2004 any event or circumstance that has resulted or could reasonably be expected to result in a material adverse change in the business, assets, operations, properties, condition (financial or otherwise) or liabilities of HealthSouth and its subsidiaries, taken as a whole (other than any event or condition disclosed in your filings with the Securities and Exchange Commission prior to the date hereof), or that represents a material worsening of, or a material increase in the anticipated liability associated with, any event or condition disclosed to us prior to the date hereof (including disclosed litigation and governmental investigations and proceedings); (b) the negotiation, execution and delivery of definitive credit documentation with respect to the Facilities reasonably satisfactory to the Initial Lenders; (c) our satisfaction that there will be no competing bank financings or other debt financings by HealthSouth or its affiliates that, in our judgment, would be likely to materially and adversely affect the syndication of the Facilities; (d) our having been afforded the period of time beginning on the date hereof and ending on March 3, 2006, to syndicate the Facilities and (e) the other conditions set forth herein and in the Term Sheets. The terms and conditions of the Initial Lenders’ commitments and of the Facilities are not limited to those set forth herein and in the Term Sheets. Those matters not covered or made clear by the provisions hereof and of the Term Sheets are subject to agreement between us and you.

You agree (a) to indemnify and hold harmless each of us and our affiliates, and the respective officers, directors, employees, advisors and agents of each of the foregoing (each, an “indemnified person”), from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds of the Facilities, the Transactions, any transactions related to the foregoing or contemplated hereby and by the Term Sheets or any claim, litigation, investigation or proceeding relating to any of the foregoing (including, without limitation, any such claim, litigation, investigation or proceeding brought by or on behalf of HealthSouth, any of its affiliates or any of their respective officers, directors, employees, advisors, agents and controlling persons), regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that such indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, gross negligence or bad faith of such indemnified person, and (b) to reimburse each of us and our affiliates from time to time for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses and reasonable and documented fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic,

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telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities or the Transactions.

You acknowledge that each of us and our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of us or any of our affiliates will use confidential information obtained from you in connection with the performance by it of services for other companies, and none of us or any of our affiliates will furnish any such information to such other companies. You also acknowledge that none of us has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it or its affiliates from other companies.

Each of us agrees to keep confidential any nonpublic information furnished to it by you or your representatives in connection herewith, except that such information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, on a confidential and need to know basis, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case it will inform you promptly thereof), (d) to any prospective Lenders on a confidential basis or (e) to the extent such information (i) becomes publicly available other than as a result of a breach of this Commitment Letter or (ii) becomes available to it on a nonconfidential basis from a source other than HealthSouth not subject (to its knowledge) to a confidentiality agreement with HealthSouth. Each of us shall be considered to have complied with its confidentiality obligations hereunder if it has exercised the same degree of care to maintain the confidentiality of such information as it would accord to its own confidential information.

You agree that you will not disclose this Commitment Letter, the Term Sheets or the Fee Letters, the contents of any of the foregoing or our activities pursuant hereto or thereto to any person without our prior approval, except that (a) you may disclose this Commitment Letter, the Term Sheets and the Fee Letters, and the contents hereof and thereof, (i) to your affiliates, officers, directors, employees, attorneys, agents and advisors on a confidential and need-to-know basis and (ii) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof and reasonably cooperate with us in securing any available protective orders) and (b) after your acceptance of this Commitment Letter, you may disclose this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letters or the contents thereof), provided that you shall provide us with a reasonable opportunity to review and comment on any press release or other public disclosure relating thereto prior to the release thereof.

Neither this Commitment Letter nor any Initial Lender’s commitment hereunder shall be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void). This Commitment

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Letter and the Initial Lenders’ commitments hereunder are intended to be solely for the benefit of the parties hereto and indemnified persons and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of us and you. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among the parties hereto with respect to the Facilities, the Transactions and the other transactions contemplated hereby and by the Term Sheets and set forth the entire understanding (and supersede any prior written or oral agreement) among the parties hereto with respect thereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic pdf shall be effective as delivery of a manually executed counterpart. You acknowledge and agree that in connection with all aspects of the Facilities, the Transactions and the other transactions contemplated hereby and by the Term Sheets and any communications in connection therewith, you and your affiliates, on the one hand, and we, the Lenders and any of the affiliates through which we or they may be acting, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any us, any Lender or any of our or their affiliates, and each party hereto agrees that no such duty will be deemed to have arisen in connection with any such transactions or communications. Additionally, you hereby acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the Transactions and the other transactions contemplated hereby and by the Term Sheets, and none of us shall have any responsibility or liability to you with respect thereto. Any review by any of us of HealthSouth, the Transactions, the other transactions contemplated hereby and by the Term Sheets or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of HealthSouth. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Any and all obligations of, and services to be provided by, any of us may be performed, and any and all of our rights hereunder may be exercised, by or through our affiliates. For purposes of this Commitment Letter, “CGMI” and “CNAI” shall each include any affiliate thereof, including Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc., as CGMI and/or CNAI shall determine to be appropriate to provide the services contemplated herein.

You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Facilities, the Transactions or the other transactions contemplated hereby or by the Term Sheets, this Commitment Letter, the Term Sheets or the Fee Letters or the performance of services hereunder or thereunder. You agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding brought in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought

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in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Facilities, the Transactions or the other transactions contemplated hereby or by the Term Sheets, this Commitment Letter, the Term Sheets or the Fee Letters or the performance of services hereunder or thereunder.

The compensation, reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of the Initial Lenders’ commitments and our agreements hereunder.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of us is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow us to identify you in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to us and each other Lender.

Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning the enclosed duplicate original of this Commitment Letter and the Fee Letters not later than 5:00 p.m., New York time, on February 2, 2006, failing which the Initial Lenders’ commitments and our agreements hereunder will terminate. If the execution of definitive documentation in respect of the Facilities shall not have occurred by March 31, 2006, the Initial Lenders’ commitments and our agreements hereunder shall terminate unless you and we agree to extend such date.

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We are very pleased to have been given the opportunity to assist you in connection with the Facilities.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

by	/s/ Dawn Lee Lum
Name:	Dawn Lee Lum
Title:	Vice President

J.P. MORGAN SECURITIES INC.,

by	/s/ Gary L. Spevack
Name:	Gary L. Spevack
Title:	Vice President

CITICORP NORTH AMERICA, INC.,

by	/s/ Jeffrey Knowles
Name:	Jeffrey Knowles
Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.,

by	/s/ Jeffrey Knowles
Name:	Jeffrey Knowles
Title:	Managing Director

MERRILL LYNCH CAPITAL CORPORATION,

by	/s/ Sarang Gadkari
Name:	Sarang Gadkari
Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

by	/s/ Sarang Gadkari
Name:	Sarang Gadkari
Title:	Managing Director

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Accepted and agreed to as of the date first written above:

HEALTHSOUTH CORPORATION,

by	/s/ John Workman

Name:	John Workman
Title:	Executive Vice President & Chief Financial Officer

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CONFIDENTIAL	EXHIBIT A
February 2, 2006

HealthSouth Corporation

$2,550,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

HealthSouth Corporation, a Delaware corporation (“HealthSouth”), is contemplating a series of transactions pursuant to which HealthSouth will (a) offer to repurchase and, to the extent tendered, repurchase (collectively, the “Notes Repurchase”) all of its outstanding senior notes and senior subordinated notes (collectively, the “Existing Notes”), (b) repay all outstanding loans and other amounts due under and terminate its Senior Subordinated Credit Agreement dated as of January 16, 2004, (c) repay all outstanding loans and other amounts due under and terminate its existing Senior Secured Credit Agreement dated as of March 21, 2005 (the “Existing Senior Secured Credit Agreement”), (d) repay all outstanding loans and other amounts due under and terminate its existing Term Loan Agreement dated as of June 15, 2005 (the “Existing Term Loan Agreement”), (e) establish the Senior Secured Facilities (as defined below) under a new credit agreement (the “New Credit Agreement”), (f) on the date on which the New Credit Agreement is executed and delivered (the “Effective Date”), borrow up to $1,000,000,000, less the sum of (i) the aggregate principal amount of the Existing Notes not tendered on or prior to the Effective Date and (ii) the aggregate amount of all premiums and other amounts that would have been payable in connection with the repurchase thereof (the amounts in clauses (i) and (ii) collectively, the “Untendered Amount”), in loans (the “Bridge Loans”) from one or more lenders under a new senior unsecured bridge facility (the “Bridge Facility” and, together with the Senior Secured Facilities, the “Facilities”), (g) (i) issue and sell (the “Equity Offering”) shares of preferred stock (the “Preferred Stock”) in a Rule 144A or other private placement for aggregate gross cash proceeds of $300,000,000 and (ii) if and to the extent that HealthSouth does not receive $300,000,000 in aggregate gross cash proceeds from the Equity Offering on or prior to Effective Date, borrow up to $300,000,000, less the amount of the aggregate gross cash proceeds received by HealthSouth from the Equity Offering on or prior to the Effective Date, in Bridge Loans and (h) pay fees and expenses (the “Transaction Costs”) in connection with the foregoing (the transactions referred to in clauses (a) through (d) above being called the “Debt Refinancing” and the Debt Refinancing, together with the transactions referred to in clauses (e) through (h) above, being called the “Transactions”).

Borrower:	HealthSouth.

Co-Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. (“JPMorgan”), Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as the co-lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”) for the Senior Secured Facilities.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as the sole administrative agent for the Lenders (as defined below) and will also act as the sole collateral agent for the Lenders (in such capacities, the “Agent”).

Co-Syndication Agents:	Citicorp North America, Inc. (“CNAI”) and Merrill Lynch Capital Corporation (“MLCC”).

Lenders:	A syndicate of banks, financial institutions and other entities (including JPMCB, CNAI and MLCC, the “Lenders”) arranged by the Lead Arrangers after consultation with HealthSouth.

Facilities:	(A)	A senior secured term facility (the “Term Facility”) consisting of term loans in an aggregate principal amount of $2,050,000,000 (the “Term Loans”). No portion of the Term Loans repaid may be reborrowed. Term Loans will amortize in quarterly installments, each equal to 0.25% of the original principal amount thereof, with the balance payable at final maturity.

	(B)	A senior secured revolving facility in an aggregate principal amount of $500,000,000 (the “Revolving Facility” and, together with the Term Facility, the “Senior Secured Facilities”). Borrowings under the Revolving Facility will be available on the Effective Date in an aggregate principal amount, if any, to be agreed upon. Thereafter, loans under the Revolving Facility will be available at any time prior to the final maturity thereof. Amounts repaid under the Revolving Facility may be reborrowed subject to the satisfaction of applicable conditions to borrowing. Lenders with commitments under the Revolving Facility are collectively referred to herein as the “Revolving Lenders”.

Swingline Loans:		JPMCB (in such capacity, the “Swingline Lender”) will make available to HealthSouth a swingline facility under which HealthSouth may make short-term borrowings (in minimum amounts and integral multiples to be agreed upon) of up to an aggregate principal amount of $25,000,000. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

Letters of Credit:	An aggregate amount to be agreed upon of the Revolving Facility will be available to HealthSouth in the form of letters of credit. Letters of credit will be issued by JPMCB and other Lenders acceptable to the Agent and HealthSouth (in such capacity, the “Issuing Banks”) at any time prior to the fifth business day before the final maturity of the Revolving Facility. Each letter of credit will expire no later than the earlier of (i) 12 months after its date of issuance and (ii) the fifth business day prior to the final maturity of the Revolving Facility. Drawings under any letter of credit will be reimbursed by HealthSouth on the same business day. To the extent HealthSouth does not reimburse an Issuing Bank, the Revolving Lenders will be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their commitments under the Revolving Facility. The issuance of letters of credit under the Revolving Facility shall be subject to the customary procedures of the applicable Issuing Bank.

Letters of credit outstanding under the Existing Senior Secured Credit Agreement will remain outstanding as letters of credit under the Revolving Facility.

Purpose:	(A)

Term Facility

The proceeds of the Term Loans, together with the proceeds of (a) the issuance of the Preferred Stock, if any, on or prior to the Effective Date, (b) the borrowings, if any, under the Revolving Facility on the Effective Date and (c) the borrowings under the Bridge Facility on the Effective Date, will be used to consummate the Debt Refinancing and pay the Transaction Costs.

	(B)	Revolving Facility

The proceeds, if any, of borrowings under the Revolving Facility made on the Effective Date, together with the proceeds of (a) the issuance of the Preferred Stock, if any, on or prior to the Effective Date, (b) the Term Loans and (c) the borrowings under the Bridge Facility on the Effective Date, will be used to consummate the Debt Refinancing and pay the Transaction Costs (including, without limitation, an agreed upon amount of costs relating to the Note Repurchase). The proceeds of subsequent borrowings under the Revolving Facility will be used for general corporate purposes and the repayment of non-tendered Existing Notes at the maturity, or earlier redemption, thereof, but will not be used for repayment of Term Loans.

	(C)	Letters of Credit

The letters of credit under the Revolving Facility will be used in the ordinary course of business of HealthSouth and its subsidiaries to secure workers’ compensation and other insurance coverages and for general corporate purposes.

Interest Rates and Fees:	As set forth on Annex I hereto.

Final Maturity:	(A)

Term Facility

The Term Loans will mature on the seventh anniversary of the date on which the definitive documentation for the Senior Secured Facilities is executed and delivered (the “Effective Date”).

	(B)	Revolving Facility

Commitments under the Revolving Facility will expire, and all borrowings under such Facility will mature, on the sixth anniversary of the Effective Date.

Guarantees:	All obligations of HealthSouth under the Senior Secured Facilities and any interest rate protection or other hedging arrangements and cash management arrangements entered into with a Lender or any affiliate of any Lender (collectively, the “Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed (the “Guarantees”) by each existing and each subsequently acquired or organized domestic and, to the extent no adverse tax consequences to HealthSouth would result therefrom, foreign subsidiary of HealthSouth, in each case with exceptions for non-wholly owned subsidiaries and immaterial subsidiaries to be agreed upon (collectively, the “Subsidiary Guarantors”).

Security:

The Senior Secured Facilities, the Guarantees and the Hedging/Cash Management Arrangements will be secured by all of the assets of HealthSouth and each Subsidiary Guarantor (collectively, the “Collateral”), including, without limitation, (a) perfected first-priority security interests in all the capital stock and other equity interests held by HealthSouth or any Subsidiary Guarantor (which pledge, in the case of equity interests in any foreign subsidiary, shall be limited to 65% of the equity interests in such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to HealthSouth) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of HealthSouth and each Subsidiary Guarantor (including, without limitation, accounts, inventory, equipment, investment property, contract rights, intellectual property, liens, other general intangibles, real property, cash, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing), in each case, other than to the extent prohibited by applicable law and certain contractual provisions to be agreed upon.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to customary and limited exceptions to be agreed upon.

Notwithstanding the foregoing, the Agent may determine not to require, or may determine to permit a delay in, the creation or perfection of security interests in particular assets, or the grant of guarantees from particular subsidiaries of HealthSouth, if and for so long as, in the Agent’s reasonable judgment, the cost of creation or perfection thereof is excessive in view of the benefits to be obtained by the Lenders therefrom. Without limiting the generality of the foregoing, the security interests in the capital stock or debt securities (other than intercompany notes) held by the Subsidiary Guarantors will be perfected solely by filing of UCC financing statements, except in the case of pledged subsidiaries, if any, meeting materiality thresholds to be agreed upon.

Optional Commitment Reductions:	Upon at least three business days’ prior irrevocable written notice, HealthSouth may at any time in whole permanently terminate, or from time to time in part permanently reduce, in minimum amounts and in integral multiples to be agreed upon, without premium or penalty, the commitments under the Revolving Facility, provided that the outstanding credit exposure under the Revolving Facility may not at any time exceed the reduced commitments under such Facility.

Mandatory and Optional Prepayments:	HealthSouth shall prepay loans, and cash collateralize letters of credit, outstanding under the Facilities with (a) 50% of HealthSouth’s Excess Cash Flow (to be defined in the manner to be agreed upon by HealthSouth and the Lead Arrangers, including Excess Cash Flow being reduced by amounts expended to pay HealthSouth’s obligations under its settlement agreements with the SEC, U.S. Department of Justice and the Centers for Medicare & Medicaid Services relating to Medicare billing practices), commencing with the fiscal year ended December 31, 2006 and subject to leverage-based step-downs to be agreed upon, (b) 50% of the net cash proceeds received by HealthSouth or any of its subsidiaries as a result of any asset sale, subject to reinvestment provisions to be agreed upon, (c) 100% of the insurance and condemnation proceeds received by HealthSouth or any of its subsidiaries, subject to reinvestment provisions to be agreed upon, (d) 100% of the net cash proceeds of issuances of certain debt obligations of HealthSouth and its subsidiaries (excluding proceeds from (i) the issuance and sale after the Effective Date (the “Senior Notes Offering”) of senior unsecured notes (the “Senior Notes”) in a Rule 144A or other private placement for aggregate gross cash proceeds of up to $1,300,000,000 and (ii) any other issuances of debt obligations of HealthSouth and its subsidiaries, in each case, to the extent the proceeds thereof are used to prepay amounts outstanding under the Bridge Facility), (e) 50% of the net cash proceeds of issuances of equity securities of HealthSouth and its subsidiaries (excluding proceeds from (i) the Equity Offering and (ii) any other issuances of preferred equity securities of HealthSouth and its subsidiaries, in each case, to the extent the proceeds thereof are used to prepay amounts outstanding under the Bridge Facility), subject to leverage-based step-downs to be agreed upon and (f) 100% of the aggregate amount of federal tax refunds received by HealthSouth or any of its subsidiaries (i) with respect to any tax years subject to restated financial statements and (ii) in excess of an amount to be agreed upon, subject to, in the case of each of the foregoing clauses, exceptions to be agreed upon (including, in the case of clauses (b) and (e) above, exceptions for the sale of partnership or other equity interests in

HealthSouth’s subsidiaries that own or operate surgery, diagnostic or other healthcare facilities to (i) participating physicians, radiologists and other specialists, (ii) professional corporations and other legal entities owned or controlled by such participating physicians, radiologists and other specialists and (iii) participating hospitals and other healthcare providers).

The mandatory prepayments described above shall be applied (a) first, to prepay Term Loans (such prepayment to be applied pro rata to the remaining amortization payments in respect of the Term Loans), (b) after repayment in full of all Term Loans, to prepay loans under the Revolving Facility and (c) after repayment in full of all loans under the Revolving Facility, to cash collateralize outstanding letters of credit under the Revolving Facility.

Upon at least three business days’ prior irrevocable written notice (or, in the case of ABR loans, one business day’s prior irrevocable written notice), HealthSouth may at any time in whole or in part prepay loans, in minimum amounts and in integral multiples to be agreed upon, without premium or penalty, subject to reimbursement of redeployment costs if prepayment of a LIBOR loan occurs other than at the end of an applicable interest period.

Documentation:

The New Credit Agreement will reflect the terms contained herein, other terms and provisions similar to those set forth in the Existing Senior Secured Credit Agreement (with such changes as may be agreed upon) and such other provisions as the Lead Arrangers may reasonably require in the context of the transactions contemplated hereby, including, without limitation:

Representations and Warranties:

	(1)	organization and authority; enforceability

	(2)	execution of the loan documents; absence of conflicts; no creation of liens

	(3)	solvency

	(4)	subsidiaries

	(5)	ownership interests

	(6)	financial statements and projections; financial condition; absence of material adverse change

	(7)	title to properties

	(8)	taxes

(9)	no burdensome judgments or agreements; compliance with agreements

(10)	litigation

(11)	margin stock

(12)	investment and holding company status

(13)	intellectual property

(14)	no untrue statements

(15)	possession of required consents

(16)	ERISA

(17)	absence of defaults

(18)	environmental matters

(19)	employment matters

(20)	reimbursement from third party payors

(21)	compliance with laws

(22)	insurance

(23)	use of proceeds

(24)	if applicable, status of obligations under the New Credit Agreement as senior indebtedness

(25)	validity of Guarantees

(26)	priority and perfection of security interests in the Collateral

Subject to exceptions, carve-outs and qualifications to be agreed upon. Affirmative Covenants:

(1)	financial statements (including monthly financial packages prior to receipt of HealthSouth’s audited financial statements for the fiscal year ended December 31, 2005) and other financial information, annual budgets with detailed assumptions, reports, etc. (including a covenant (the “Reporting Covenant”) to (A) file with the SEC by March 31, 2006, the audited financial statements of HealthSouth for the fiscal year ended December 31, 2005, and (B) to make timely filings with the SEC of each Form 10-Q required to be filed with respect to each fiscal quarter ending during the fiscal year ending on December 31, 2006, including all required comparative financial statements with respect to the applicable 2005 fiscal quarters)

(2)	maintenance of properties

(3)	maintenance of existence, qualification, etc.

(4)	compliance with regulations and payment of taxes and other obligations

(5)	maintenance of insurance

(6)	maintenance of books and records

(7)	right of inspection

(8)	observance of laws

(9)	maintenance of governmental licenses

(10)	notice of material events (including notices of suits, discharges of hazardous materials or environmental complaints)

(11)	obtaining of ratings for each of the Senior Secured Facilities by each of Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) and Moody’s Investor Services, Inc. (“Moody’s”) by a date to be agreed upon (such covenant, the “Ratings Covenant”)

(12)	further assurances with respect to Guarantees and Collateral

(13)	hedging arrangements to be agreed upon Subject to exceptions, carve-outs and qualifications to be agreed upon.

Negative Covenants:

(1)	investments, loans and advances

(2)	HealthSouth indebtedness (including, without limitation, capitalized leases)

(3)	subsidiary indebtedness (including, without limitation, capitalized leases)

(4)	disposition of assets

(5)	consolidation or merger

(6)	liens

(7)	restrictive agreements

(8)	acquisitions

(9)	restricted payments and certain prepayments of indebtedness, subject to a limited debt prepayment basket to be agreed upon

(10)	compliance with ERISA

(11)	changes to fiscal year-end

(12)	dissolution, etc.

(13)	transactions with affiliates

(14)	sale and leaseback transactions

(15)	swap agreements

(16)	management contracts

(17)	change in business

(18)	use of proceeds

(19)	capital expenditures

(20)	modification of material documents and pledged intercompany notes

Subject to exceptions, carve-outs and qualifications to be agreed upon. Financial Covenants (with definitions of financial terms to be agreed upon):

(1)	Minimum Interest Coverage Ratio: Adjusted Consolidated EBITDA to Consolidated Interest Expense for each period of four consecutive fiscal quarters not to be less than a ratio to be agreed upon, with step-ups to be agreed upon.

(2)	Maximum Total Debt to EBITDA Ratio: The ratio of Consolidated Total Indebtedness on any date to Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently prior to such date not to be more than a ratio to be agreed upon, with step-downs to be agreed upon.

Events of Default:

(1)	failure to pay principal or reimbursement amounts in respect of any letter of credit disbursement when due or failure to pay interest, fees or other amounts after three business days

(2)	failure to observe or perform covenants (subject, in the case of certain affirmative covenants (other than the Ratings Covenant and the Reporting Covenant), to a 30 day grace period)

(3)	material inaccuracy of representations and warranties

(4)	cross-acceleration and cross-default to material indebtedness, including the Senior Notes and indebtedness under the Bridge Facility

(5)	certain bankruptcy or insolvency events

(6)	suspension of business

(7)	certain ERISA events

(8)	certain undischarged judgments

(9)	loss of certain agreements, permits and franchises

(10)	criminal indictment of HealthSouth

(11)	Change in Control (to be defined)

(12)	actual or asserted invalidity of security documents or Guarantees

Subject to exceptions, carve-outs and qualifications to be agreed upon.

Conditions Precedent to Effectiveness of the New Credit Agreement:

Usual for facilities and transactions of this type and others to be reasonably specified by the Lead Arrangers, including but not limited to execution and delivery of satisfactory documentation for the Senior Secured Facilities; delivery of evidence of authority with respect to HealthSouth; delivery of satisfactory legal opinions (including as to, if applicable, the status of obligations as senior indebtedness, validity of Guarantees and perfection of security interests in Collateral); perfected first-priority security interests in the Collateral (free and clear of all liens, subject to limited exceptions to be agreed upon) and delivery of lien searches and title insurance with respect to the Collateral; execution of the Guarantees and the security documents, which shall be in full force and effect; accuracy of representations and warranties; absence of defaults under the New Credit Agreement; absence of material adverse change; payment of Transaction Costs; absence of defaults, prepayment events or the creation of liens under debt instruments or other agreements as a result of the Facilities, the Transactions and the other transactions contemplated hereby; delivery of evidence of satisfactory insurance; receipt of U.S.A. Patriot Act information; and other customary corporate and document delivery requirements.

HealthSouth shall have received aggregate gross cash proceeds of $1,300,000,000, less the Untendered Amount, from the Equity Offering and/or the Bridge Loans.

Prior to or simultaneously with the closing of the Senior Secured Facilities, the Debt Refinancing shall have been consummated (or, with respect to the Notes Repurchase, (i) HealthSouth shall have repurchased or redeemed Existing Notes constituting more than 50% of the aggregate principal amount of each series of Existing Notes and (ii) HealthSouth shall have received exit consents with respect to each series of Existing Notes eliminating covenants and events of default and satisfactory to the Lead Arrangers) and, after giving effect thereto, HealthSouth and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) the Preferred Stock, if any, (c) the Bridge Loans and (d) other limited indebtedness to be agreed upon, including Existing Notes not greater than an amount to be agreed upon. The terms and conditions of all indebtedness and preferred stock to be outstanding after the Effective Date shall be reasonably satisfactory in all respects to the Lead Arrangers.

The Lead Arrangers shall be reasonably satisfied with the status of (i) the governmental investigations and other litigation and proceedings involving HealthSouth and (ii)
HealthSouth’s preparation of (A) its Form 10-K with respect to the fiscal year ended
December 31, 2005 and (B) its quarterly financial information with respect to the fiscal year ended December 31, 2005. The Lead Arrangers hereby acknowledge that, on the basis of the information heretofore received by them, the Lead Arrangers are satisfied with the status of the governmental investigations and other litigation and proceedings involving HealthSouth as of the date hereof.

The Lead Arrangers shall have received a certificate of a financial officer of HealthSouth certifying that HealthSouth’s Adjusted Consolidated EBITDA for the year ended December 31, 2005, is not less than an amount to be agreed upon.

The Lead Arrangers shall have received a detailed business plan of HealthSouth and its subsidiaries for the fiscal years 2006 through 2012 (including, without limitation, quarterly projections for the first four fiscal quarters ending after the Effective Date).

Conditions Precedent to All Borrowings:	Delivery of notice, accuracy of representations and warranties and absence of defaults.

Yield Protection:	Usual and customary for facilities and transactions of this type.

Amendments and Waivers:	Amendments and waivers of the New Credit Agreement and the other loan documentation will require the approval of Lenders holding more than 50% of the aggregate amount of loans, participations in letters of credit and unused commitments under the New Credit Agreement; provided that (a) the consent of each affected Lender will be required with respect to, among other things, (i) reductions in the unpaid principal amount or extensions of the scheduled date for the payment of principal of any loan, (ii) reductions in interest rates or fees or extensions of the dates for payment thereof and (iii) increases in the amounts or extensions of the expiry date of the Lenders’ commitments, (b) the consent of 100% of the Lenders will be required with respect to (i) modifications of the pro rata provisions of the New Credit Agreement, (ii) releases of liens on all or substantially all the Collateral or material subsidiary Guarantees, other than in connection with any sale of Collateral or the relevant Subsidiary Guarantor permitted by the New Credit Agreement, and (iii) modifications to any of the voting percentages, and (c) amendments that by their terms adversely affect one Senior Secured Facility but not the other Senior Secured Facility will be subject to customary class voting requirements.

Assignments and Participations:

The Lenders shall be permitted to assign and sell their loans and commitments in whole or in part under any of the Senior Secured Facilities with the consent of the Agent (unless such assignment is an assignment of a Term Loan to a Lender, an affiliate of a Lender or an approved fund) and HealthSouth (unless an event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an approved fund), in each case not to be unreasonably withheld, and, in the case of assignments under the Revolving Facility, the Issuing Banks and the Swingline Lender. Each assignment (except to other Lenders or their affiliates) will be in an amount of (a) $5,000,000, in respect of loans and commitments under the Revolving Facility, and (b) $1,000,000, in respect of Term Loans. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation.

The Lenders will be permitted to participate loans and commitments without restriction. Voting rights of participants shall be limited to customary matters.

Expenses and Indemnification:	All reasonable and documented out-of-pocket expenses of the Agent, the Lead Arrangers and their affiliates associated with the syndication of the Senior Secured Facilities and the preparation, execution, delivery, administration and waiver or modification of the New Credit Agreement and the other documentation contemplated hereby and thereby (including the reasonable and documented fees, disbursements and other charges of counsel) are to be paid by HealthSouth. In addition, all reasonable and documented out-of-pocket expenses of the Agent, the Issuing Banks, the Swingline Lender and any Lender (including reasonable and documented fees, disbursements and other charges of counsel) for enforcement costs and documentary taxes associated with the Senior Secured Facilities are to be paid by HealthSouth.

HealthSouth will indemnify the Agent, the Lead Arrangers, the Issuing Banks, the Swingline
Lender and the Lenders and their officers, directors, employees, advisors, agents, controlling persons and affiliates and hold them harmless from and against all costs, expenses (including reasonable and documented fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation or other proceeding is brought by HealthSouth and its affiliates or a third party) relating to the Senior Secured Facilities, the Transactions or any other transaction contemplated hereby; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from its own gross negligence or willful misconduct.

Counsel for the Agent and the Lead Arrangers:	Cravath, Swaine & Moore LLP.

Governing Law and Forum:	New York.

ANNEX I

Interest Rates:	The interest rates under the Facilities will be as follows:

Term Loans:

(i) So long as each of the Senior Secured Facilities is rated at least B+ by S&P and B1 by Moody’s, in each case with at least a stable outlook, at the option of HealthSouth, Adjusted LIBOR plus 2.25% or ABR plus 1.25% and (ii) otherwise, at the option of HealthSouth, Adjusted LIBOR plus 2.50% or ABR plus 1.50%.

Revolving Facility:

(i) So long as each of the Senior Secured Facilities is rated at least B+ by S&P and B1 by Moody’s, in each case with at least a stable outlook, at the option of HealthSouth, Adjusted LIBOR plus 2.25% or ABR plus 1.25% and (ii) otherwise, at the option of HealthSouth, Adjusted LIBOR plus 2.50% or ABR plus 1.50%.

After delivery of the financial statements of HealthSouth for the first fiscal quarter ending on a date that is at least six months after the Effective Date, interest rate spreads with respect to the Revolving Facility will be determined by reference to a leverage-based grid to be agreed upon.

Default Rate:	Interest on overdue amounts will accrue, in the case of principal, at the otherwise applicable rate plus 2% and, in the case of other amounts (including overdue reimbursement of letter of credit disbursements under the Revolving Facility), at the interest rate applicable to ABR loans (or, in the case of such disbursements, the rate applicable thereto) plus 2%.

As used herein:

“ABR” means the higher of (a) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (b) the Federal Funds Effective Rate in effect from time to time plus 0.50%.

“Adjusted LIBOR” means the London interbank offered rate for eurodollar deposits, adjusted for statutory reserve requirements.

Calculation of interest in respect of ABR loans shall be on the basis of actual days elapsed in a 365-day year when ABR is based on the Prime Rate and a 360-day year when ABR is based on the Federal Funds Effective Rate. Calculation of interest in respect of Adjusted LIBOR loans and fees shall be on the basis of actual days elapsed in a 360-day year.

Interest Periods:	At HealthSouth’s option: Adjusted LIBOR loans: 1, 2, 3 or 6 months ABR loans: quarterly

Interest Payment Dates:

In the case of Adjusted LIBOR loans, on the last day of each interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period, and upon prepayment.

In the case of ABR loans, quarterly in arrears.

Commitment Fees:	0.50% per annum on the daily amount of the unutilized commitments under the Revolving Facility, payable quarterly in arrears and (if not the last day of a quarter) upon termination of the Revolving Facility, as the case may be, to each of the Lenders participating in such Facility pro rata on its commitment thereunder. For purposes of calculating the commitment fees, outstanding letters of credit will be deemed to utilize commitments under the Revolving Facility, and outstanding swingline loans will be deemed not to utilize the Revolving Facility commitments.

Letters of Credit:	A letter of credit participation fee will be payable to the Lenders under the Revolving Facility on the aggregate face amount of letters of credit outstanding thereunder, quarterly in arrears and (if not the last day of a quarter) upon the termination of the Revolving Facility, in an amount at any time equal to the interest rate spread applicable at such time to Adjusted LIBOR loans outstanding under the Revolving Facility. In addition, HealthSouth shall pay to each Issuing Bank, for its own account, (a) a fronting fee of 0.25% per annum on the aggregate face amount of the letters of credit issued by such Issuing Bank and outstanding under the Revolving Facility, payable quarterly in arrears and (if not the last day of a quarter) upon the termination of the Revolving Facility and (b) customary issuance and administration fees.

Letter of credit disbursements that are not reimbursed in full on the same day will bear interest at ABR plus 1.50%.

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EXHIBIT B

CONFIDENTIAL

February 2, 2006

HealthSouth Corporation

$1,300,000,000 Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions

Initial Loans:	The Lenders (as defined below) will make loans (the “Initial Loans”) to HealthSouth Corporation, a Delaware corporation (“HealthSouth”), on the Effective Date (as defined below) in an aggregate principal amount of up to $1,300,000,000. Merrill Lynch Capital Corporation (“MLCC”), Citicorp North America, Inc. (or an affiliate thereof) and JPMorgan Chase Bank, N.A. (each, an “Initial Lender”) and each assignee of any portion of the Initial Loans or of any Initial Lender’s commitment to make the Initial Loans are collectively referred to as the “Lenders”.

Borrower:	HealthSouth.

Guarantees:	The obligations of HealthSouth in respect of the Initial Loans will be unconditionally and irrevocably guaranteed on a senior basis by each guarantor of the Senior Secured Facilities (as defined below). Guarantees will be released in a manner consistent with the Senior Secured Facilities.

Administrative Agent:	MLCC (in such capacity, the “Agent”).

Arrangers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (together, the “Arrangers”).

Lenders:	A syndicate of banking and financial institutions arranged by the Arrangers after consultation with HealthSouth.

Transactions:	As set forth in Exhibit A to the Commitment Letter to which this Exhibit B is attached. Terms used but not defined herein shall have the meanings assigned to such terms in Exhibit A.

Use of Proceeds:	The proceeds of the Initial Loans, as well as the proceeds of the loans made under the Senior

Secured Facilities on the Effective Date and proceeds from the Equity Offering received on or prior to the Effective Date, if any, will be used solely to (a) consummate the Debt Refinancing and (b) pay the Transaction Costs.

Availability:

The Lenders will make the Initial Loans simultaneously with the initial funding under the Senior Secured Facilities. The date on which such Initial Loans are made is herein called the “Effective Date”.

The Initial Loans will be made in a single drawing on the Effective Date in an aggregate principal amount of up to $1,300,000,000, less the sum of (a) the Untendered Amount and (b) the amount of the aggregate gross cash proceeds received by HealthSouth from the Equity Offering on or prior to the Effective Date.

Maturity/Exchange:	All the Initial Loans will mature on the date that is one year following the Effective Date (the “Maturity Date”). If any Initial Loan has not been previously repaid in full on or prior to the Maturity Date, the Lender in respect of such Initial Loan thereafter will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”) in exchange for such Initial Loan having the terms set forth in the term sheet attached hereto as Annex I; provided, however, that a Lender may not elect to exchange outstanding Initial Loans for Exchange Notes in an aggregate principal amount of less than $5,000,000 unless (i) such Lender intends at the time of such exchange of Initial Loans promptly to sell the Exchange Notes received in such exchange or (ii) following such exchange such Lender will not hold any Initial Loans. If any Lender does not exchange its Initial Loans for Exchange Notes on the Maturity Date, the maturity of such Initial Loans will automatically extend to the date that is the eighth anniversary of the Effective Date.

The Initial Loans and the Exchange Notes shall be pari passu for all purposes.

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Interest:	Prior to the Maturity Date, the Initial Loans will accrue interest at a rate per annum equal to three-month Adjusted LIBOR (“Adjusted LIBOR”) plus a spread (the “Spread”). The Spread will initially be 450 basis points. If the Initial Loans are not repaid in whole within six months following the Effective Date, the Spread will increase by 100 basis points at the end of such six-month period and shall increase by an additional 50 basis points at the end of each three-month period thereafter until the Maturity Date (as the same may be extended).

Notwithstanding the foregoing, (a) the interest rate in effect at any time prior to the Maturity Date shall not exceed an agreed Total Cap (the “Total Cap”), (b) the interest rate in effect at any time prior to the Maturity Date shall not be less than 9.0% per annum and (c) to the extent the interest payable prior to the Maturity Date on any Initial Loan exceeds an agreed Cash Cap (the “Cash Cap”), HealthSouth may, at its option, cause such excess interest to be paid by adding such excess interest to the principal amount of such Initial Loan. In no event shall the interest rate on the Initial Loans exceed the highest lawful rate permitted under applicable law.

Following the Maturity Date, all outstanding Initial Loans will accrue interest at the rate provided for the Exchange Notes in Annex I hereto, subject to the absolute and cash caps applicable to the Exchange Notes.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Initial Loans based on MLCC’s Prime Rate).

Adjusted LIBOR will at all times include statutory reserves.

In the event that Adjusted LIBOR cannot be determined, or any Lender is unable to maintain a loan accruing interest at Adjusted LIBOR, the affected Initial Loans will accrue interest until the Maturity Date at the “Alternate Base Rate”,

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which will be the higher of (a) MLCC’s Prime Rate and (b) the Federal Funds Effective Rate plus 1/2 of 1%, in each case plus the Spread less 100 basis points.

Interest will be payable in arrears (a) for Initial Loans accruing interest at a rate based on Adjusted LIBOR, at the end of each Adjusted LIBOR period following the Effective Date and on the Maturity Date, (b) for Initial Loans accruing interest at the Alternate Base Rate, at the end of each fiscal quarter of HealthSouth following the Effective Date and on the Maturity Date and (c) for Initial Loans outstanding after the Maturity Date, at the end of each fiscal quarter of HealthSouth following the Maturity Date.

In the period during which an event of default occurs and is continuing, the Spread, the Total Cap and the Cash Cap will each increase by 200 basis points.

Senior Secured Facilities:	HealthSouth will obtain the $2,550,000,000 senior secured credit facilities (the “Senior Secured Facilities”), all as described in Exhibit A to the Commitment Letter to which this Exhibit B is attached.

Mandatory Prepayment:	Prior to the Maturity Date, HealthSouth will be required to prepay Initial Loans (and, if issued, to redeem Exchange Notes or offer to purchase Fixed Rate Exchange Notes (as defined below), to the extent required by the terms of such Exchange Notes or Fixed Rate Exchange Notes) on a pro rata basis, at par plus accrued and unpaid interest (or, in the case of Fixed Rate Exchange Notes, at par plus accrued and unpaid interest plus the then applicable optional redemption premium or, in the case of any Fixed Rate Exchange Note that is then noncallable, at the optional redemption premium applicable on the first date such Fixed Rate Exchange Note becomes callable), from the net proceeds (after deduction of, among other things, amounts required to repay the Senior Secured Facilities)

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from the incurrence of any debt or the issuance of any equity or from all nonordinary course asset sales.

HealthSouth will be required to offer to prepay Initial Loans and purchase Exchange Notes at 101% of par plus accrued and unpaid interest upon the occurrence of a change of control or ownership.

Following the Maturity Date, mandatory prepayments of Initial Loans then outstanding will be governed by the “Mandatory Redemption” provisions contained in Annex I hereto.

Optional Prepayment:	The Initial Loans may be prepaid, in whole or in part, at the option of HealthSouth, at any time upon three days’ prior notice, at par plus accrued and unpaid interest, subject to reimbursement of the Lenders’ actual redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. If HealthSouth elects to optionally prepay all or any portion of the Initial Loans, then HealthSouth shall be required to optionally redeem on a pro rata basis outstanding Exchange Notes, if any, subject, in certain circumstances, to the non-call provisions of any Fixed Rate Exchange Notes, at par plus accrued and unpaid interest.

Documentation:	Usual for facilities and transactions of this type and satisfactory to the Arrangers.

Representations and Warranties:	Substantially the same as the Senior Secured Facilities.

Conditions Precedent:

Substantially the same as the Senior Secured Facilities (except for those conditions relating to collateral or the receipt of proceeds from the Equity Offering and/or the Bridge Loans).

HealthSouth shall have received aggregate gross cash proceeds of $2,050,000,000 from the Term Loans under the Senior Secured Facilities, and shall have available undrawn commitments of $500,000,000 (less any amount drawn on the Effective Date) under the Revolving Credit Facility.

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Senior Notes/Preferred Stock:	HealthSouth will use its reasonable best efforts to refinance the Initial Loans as promptly as practicable after the Effective Date with (a) an issue of senior notes and (b) if the Equity Offering shall not have been completed on or prior to the Effective Date, an issue of shares of preferred stock, together generating aggregate gross cash proceeds in an amount approximately equal to the aggregate principal amount of Initial Loans made on the Effective Date.

Covenants:	Substantially the same as the Senior Secured Facilities; provided, however, that the negative covenant baskets and the financial covenants will be less restrictive in certain respects than those under the Senior Secured Facilities.

Following the Maturity Date, the foregoing covenants will cease to apply, and all outstanding Initial Loans will bear covenants substantially identical to the covenants of the Exchange Notes.

Events of Default:	Usual for facilities and transactions of this type and satisfactory to the Arrangers.

Following the Maturity Date, the events of default relevant to the Initial Loans will be automatically modified to be consistent with the Exchange Notes.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignment and Participation:	Subject to the consent of the Agent, the Lenders will have the absolute and unconditional right to assign Initial Loans and commitments without the consent of HealthSouth. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation which will release the obligation of the assigning Lender. MLCC will act as Administrative Agent for all assignees (if any) holding the Initial Loans from time to time.

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Subject to the consent of the Agent, Lenders will be permitted to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs.

Voting:	Amendments and waivers of the documentation for the Initial Loans and the other definitive credit documentation related thereto will require the approval of Lenders holding more than 50% of the outstanding Initial Loans, except that the consent of each affected Lender will be required for (a) reductions of principal, interest rates, fees or Spread, (b) except as provided under “Maturity/Exchange” above, extensions of the Maturity Date, (c) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange, (d) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, (e) releases of material subsidiary guarantees other than in connection with the release of the relevant guarantor under the Senior Secured Facilities or (f) modifications of any voting percentages.

Expenses and Indemnification:	All reasonable and documented out-of-pocket expenses (including but not limited to expenses incurred in connection with due diligence) of the Agent and the Arrangers associated with the preparation, execution and delivery, administration, and waiver or modification of the Bridge Facility and the other documentation contemplated hereby and thereby (including the reasonable and documented fees, disbursements and other charges of counsel) are to be paid by HealthSouth. In addition, all reasonable and documented out-of-pocket expenses of the Agent and any Lender (including the reasonable and documented fees, disbursements and other charges of counsel) for enforcement costs and documentary taxes associated with the facility are to be paid by HealthSouth.

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HealthSouth will indemnify the Agent, the Arrangers and the Lenders and their officers, directors, employees, advisors, agents, controlling persons and affiliates and hold them harmless from and against all costs, expenses (including reasonable and documented fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation or other proceeding is brought by HealthSouth and its affiliates or a third party) relating to the Bridge Facility, the Transactions or any other transaction contemplated hereby; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from its own gross negligence, willful misconduct or bad faith.

Governing Law and Forum:	New York.

Counsel for the Initial Lenders and the Arrangers:	Cravath, Swaine & Moore LLP

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ANNEX I

to Exhibit B

HealthSouth Corporation

Summary of Principal Terms and Conditions

of Exchange Notes

Capitalized terms used but not defined herein have the meanings given in the Summary of Principal Terms and Conditions of the $1,300,000,000 Senior Unsecured Bridge Facility to which this Annex I is attached.

Issuer:	HealthSouth will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”). HealthSouth in its capacity as the issuer of the Exchange Notes is referred to as the “Issuer”.

Guarantees:	Same as Initial Loans.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Loans. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Initial Loan for which it is exchanged.

Maturity:	The Exchange Notes will mature on the eighth anniversary of the Effective Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed a rate equal to the Total Cap nor be less than 9.0% per annum, and to the extent the interest payable on any Exchange Note exceeds a rate equal to the Cash Cap, the Issuer may, at its option, cause such excess interest to be paid by issuing additional Exchange Notes in a principal amount equal to such excess interest. In no event shall the interest rate on the Exchange Notes exceed the highest lawful rate permitted under applicable law.

“Exchange Spread” shall mean 0 basis points during the three-month period commencing on the Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three-month period.

“Initial Rate” shall be determined on the Maturity Date and shall equal the interest rate borne by the Initial Loans on the day immediately preceding the Maturity Date plus 50 basis points.

In the period during which an event of default occurs and is continuing, the Exchange Spread, the Total Cap and the Cash Cap will each increase by 200 basis points.

Interest will be payable in arrears at the end of each fiscal quarter of the Issuer.

Mandatory Redemption:	The Issuer will be required to redeem the Exchange Notes or, in the case of Fixed Rate Exchange Notes, to offer to purchase such notes (and, if outstanding, repay the Initial Loans) on a pro rata basis, at par plus accrued and unpaid interest (or, in the case of Fixed Rate Exchange Notes, at par plus accrued and unpaid interest plus the then applicable optional redemption premium or, in the case of any Fixed Rate Exchange Note that is then noncallable, at the optional redemption premium applicable on the first date such Fixed Rate Exchange Note becomes callable), from the net proceeds (after deduction of, among other things, amounts required to repay the Senior Secured Facilities) from all nonordinary course asset sales.

HealthSouth will be required to offer to prepay Initial Loans and purchase Exchange Notes at 101% of par plus accrued and unpaid interest upon the occurrence of a change of control or ownership.

Optional Redemption:	Subject to the following sentence, the Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. If any Exchange Note is sold by a Lender to a third party purchaser, such Lender shall have the right to fix the interest rate on such Exchange Note (each such Note, a “Fixed Rate Exchange Note”) at (a) a rate not higher than the then

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applicable rate of interest on such Exchange Note, or (b) upon the representation of such transferring Lender that a higher rate (such higher rate, the “Transfer Rate”) is necessary in order to permit such Lender to transfer such Exchange Note to a third party and receive consideration equal to the principal amount thereof plus all accrued and unpaid interest to the date of such transfer, the Transfer Rate; provided, however, that such Transfer Rate shall not exceed the Total Cap. If such Lender exercises such right, such Fixed Rate Exchange Note will be non-callable for four years from the date of its sale to such third party (subject to customary equity clawback provisions) and will be callable thereafter at par plus accrued interest plus a premium equal to (a) one-half of the coupon in effect on the date of sale of the Exchange Notes or (b) if the Transfer Rate was used, one-half of the Transfer Rate, which premium in either case shall decline ratably on each yearly anniversary of the date of such sale to zero one year prior to the maturity of the Exchange Notes (except that if such period has not ended prior to the date that is one year prior to such maturity, such premium shall fall immediately to zero on the date that is one year prior to such maturity), provided, that such call protection shall not apply to any call for redemption issued prior to the sale to such third party purchaser.

If the Issuer elects to optionally redeem all or any portion of the Exchange Notes, then the Issuer shall be required to optionally prepay on a pro rata basis outstanding Initial Loans, if any, at par plus accrued and unpaid interest.

Registration Rights:	The Issuer will file within 60 days after the Maturity Date, and will use its commercially reasonable best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below).

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If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than two years from the Maturity Date. If within 120 days from the Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer which, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of $0.192 per week per $1,000 principal amount of Exchange Notes and Initial Loans outstanding to holders of such Exchange Notes and Initial Loans who are unable freely to transfer Exchange Notes from and including the 121st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages to be payable in the form of additional Initial Loans or Exchange Notes, as applicable, if the then interest rate thereon exceeds the applicable cash interest rate cap). The Issuer will also pay such liquidated damages for any period of time (subject to customary

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exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Initial Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Usual for an interim financing of this nature, based on senior unsecured high yield transactions and reasonably satisfactory to the Arrangers.

Events of Default:	Usual for an interim financing of this nature, based on senior unsecured high yield transactions and reasonably satisfactory to the Arrangers.

Governing Law and Forum:	New York.

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